FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Robert S. McMillan	David K. Waldman/John W. Heilshorn
Chief Financial Officer	Lippert Heilshorn & Associates
New Horizons Worldwide, Inc.	(212) 838-3777
(714) 940-8001	dwaldman@lhai.com

New Horizons Announces Third Quarter EPS of $0.07

ANAHEIM, Calif. - October 22, 2003 - New Horizons Worldwide, Inc. (Nasdaq: NEWH), today announced financial results for the third quarter ended September 30, 2003.

Revenue for the third quarter was $35.0 million, compared to $35.2 million in the third quarter of 2002. Revenue from the company-owned training centers was $25.2 million, up from $24.8 million in the third quarter of 2002. Franchising revenues were $9.8 million, compared to $10.4 million last year. Net income for the third quarter was $682,000, or $0.07 per diluted share, compared to a loss of $564,000 or $0.05 per diluted share in the third quarter of 2002.

Revenue for the nine months ended September 30, 2003 was $106.8 million, up from $105.9 million in the same period last year. Revenue from the company-owned training centers was $77.5 million, up from $75.2 million for the first nine months of 2002. Franchising revenues were $29.3 million, compared to $30.8 million last year. Net income for the nine months ended September 30, 2003 was $1.2 million, or $0.12 per diluted share, compared to a net loss of $17.9 million or $1.74 per diluted share in the same period last year. Last year’s results include a transitional goodwill impairment charge of $17.8 million, net of tax benefits of $9.2 million, resulting from a change in accounting principle.

“We are pleased to report our third consecutive quarter of profitability,” said Thomas J. Bresnan, president and chief executive officer. “While the market for IT training remains weak, revenue has stabilized, we improved our gross margin over 220 basis points, reduced our SG&A, and improved earnings to $0.07 per share in the third quarter, compared to a loss of $0.05 per share in the same period last year. Importantly, we continue to streamline our operations and build a leaner organization, which will benefit us when the market for IT training begins to improve.”

Mr. Bresnan continued, “During the quarter we achieved several important milestones. Foremost, we launched our highly anticipated Integrated Learning Manager. This state-of-the-art learning management technology provides corporate customers the ability to track and manage their employees’ training programs. The Integrated Learning Manager is a distinct competitive advantage for New Horizons and is now available in 35 countries, with over 138,000 enrolled users, and has been deployed in over 1,700 organizations. Early response from our customers has been extremely favorable and has already helped us win several important contracts.”

“Another bright spot for the quarter was consumer sales in the company-owned locations, which increased over 25 percent versus the same period last year. We have now rolled out the consumer program to the franchise network, and anticipate similar strong results. We also continue to implement an aggressive sales strategy in our government and enterprise segments. Moreover, we are increasingly benefiting from the fact that we are the only IT training company that is truly global and can offer a one-stop solution to Fortune 500 companies.”

“During the quarter, we signed a new franchise agreement for Dublin, Ireland, which is projected to open in the first quarter of 2004. Additionally, New Horizons Australia acquired a major competitor adding centers in major cities, making them the largest corporate training organization in the country. And for the third quarter in a row, New Horizons has topped the Microsoft Certified Technical Education Centers (CTEC) quality metrics for overall customer satisfaction with more New Horizons locations ranked among the top 20 CTECs than all of the other training providers combined.”

System-wide revenues for the third quarter, which include revenues for all training centers, both company-owned and franchised, totaled $98.4 million versus $109.2 million in the prior year quarter. For the nine months ended September 30, 2003, system-wide revenues were $301.4 million versus $332.5 million during the same period in 2002.

The company has scheduled an investor conference call for 5 p.m. eastern today (Wednesday, October 22, 2003). There will be a live webcast of the conference call over the investor relations page of the New Horizons Web site at www.newhorizons.com and on www.streetevents.com.

For those who cannot listen to the live broadcast, an audio replay of the call will be available on the above Web sites for 30 days. A telephone replay of the call will also be available through October 29. To listen to the telephone replay, dial 800-642-1687 (706-645-9291 outside the U.S.) and enter conference ID 3375495.

About New Horizons

New Horizons Computer Learning Centers was named the world’s largest independent IT training company by IDC in 2003. New Horizons is a subsidiary of New Horizons Worldwide, Inc. (Nasdaq: NEWH). Through its Integrated Learning offering, New Horizons provides customer-focused computer training choices with a wide variety of tools and resources that reinforce the learning experience. With more than 255 centers in 50 countries, New Horizons sets the pace for innovative training programs that meet the changing needs of the industry. Featuring the largest sales force in the IT training industry, New Horizons has over 1,700 account executives, 2,000 instructors and 1,900 classrooms. For more information, visit www.newhorizons.com.

Except for historical information contained herein, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such forward-looking statements. Such risks and uncertainties include, without limitation, the company’s dependence on the timely development, introduction and customer acceptance of courses and new products, the impact of competition and downward pricing pressures, the effect of changing economic conditions, risks in technology development and the other risks and uncertainties detailed from time to time in the company’s filings with the Securities and Exchange Commission.

(tables follow)

NEW HORIZONS WORLDWIDE, INC. AND SUBSIDIARIES
Consolidated Statements of Operations (Unaudited)
Three and nine months ended September 30, 2003 and 2002
(Dollars in thousands except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002

Revenues
Franchising
Franchise fees	$336	$110	$1,051	$546
Royalties	4,344	4,844	13,116	14,622
Courseware sales and other	5,104	5,396	15,114	15,596

Total franchising revenues	9,784	10,350	29,281	30,764
Company-owned training centers	25,246	24,828	77,534	75,180

Total revenues	35,030	35,178	106,815	105,944
Cost of revenues	19,888	20,750	59,545	60,947
Selling, general and administrative expenses	13,910	14,941	44,848	43,930

Operating income (loss)	1,232	(513)	2,422	1,067
Interest expense	128	471	472	1,411
Investment income	32	44	100	148

Income before income taxes	1,136	(940)	2,050	(196)
Income tax provision (benefit)	454	(376)	820	(78)

Income before cumulative effect of change
in accounting principle	682	(564)	1,230	(118)
Cumulative effect of change in accounting principle,
net of tax of $9,200	--	--	--	(17,800)

Net income (loss)	$682	$(564)	$1,230	$(17,918)

Weighted average number of common and common
equivalent shares outstanding - Basic	10,387,931	10,357,812	10,387,749	10,284,295
Weighted average number of common and common
equivalent shares outstanding - Diluted	10,411,694	10,458,416	10,392,653	10,460,833
Basic Earnings Per Share
Income (loss) per share before cumulative
effect of change in accounting principle	$0.07	$(0.05)	$0.12	$(0.01)
Cumulative per share effect of change in
accounting principle, net of tax	$--	$--	$--	$(1.73)
Net income (loss) per share	$0.07	$(0.05)	$0.12	$(1.74)
Diluted Earnings Per Share
Income (loss) per share before cumulative
effect of change in accounting principle	$0.07	$(0.05)	$0.12	$(0.01)
Cumulative per share effect of change in
accounting principle, net of tax	$--	$--	$--	$(1.73)
Net income (loss) per share	$0.07	$(0.05)	$0.12	$(1.74)

NEW HORIZONS WORLDWIDE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
September 30, 2003 and December 31, 2002
(Dollars in thousands, except per share data)

	September 30,	December 31,
	2003	2002

	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$6,880	$5,085
Restricted cash	3,500	3,500
Accounts receivable, net	21,205	19,627
Inventories	1,336	1,334
Prepaid expenses	8,887	8,886
Refundable income taxes	895	5,459
Deferred tax assets	2,210	2,209
Other current assets	971	874

Total current assets	45,884	46,974
Property, plant and equipment, net	14,966	17,278
Goodwill	18,368	18,368
Cash surrender value of life insurance	1,154	1,154
Deferred tax assets, net	23,061	23,061
Other assets	2,607	2,472

Total Assets	$106,040	$109,307

Liabilities and Stockholders' Equity
Current Liabilities:
Current portion of long-term debt	$3,000	$6,504
Accounts payable	4,244	5,072
Deferred revenue	22,803	21,855
Other current liabilities	19,097	18,228

Total current liabilities	49,144	51,659
Long-term debt, excluding current portion	5,389	7,952
Deferred rent	2,281	1,952
Other long-term liabilities	613	374

Total liabilities	57,427	61,937
Commitments and contingencies	--	--
Stockholders' equity	48,613	47,370

Total Liabilities & Stockholders' Equity	$106,040	$109,307

NEW HORIZONS WORLDWIDE, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)
Nine months ended September 30, 2003 and 2002
(Dollars in thousands)

	Nine months ended September 30,
	2003	2002

Cash flows from operating activities
Net income (loss)	$1,230	$(17,918)
Adjustments to reconcile net income (loss) to net cash and cash equivalents provided by operating activities:
Cumulative effect of change in accounting principle	--	27,000
Deferred tax benefit of change in accounting principle	--	(9,200)
Depreciation and amortization	5,270	5,581
Gain on disposal	(4)	--
Cash provided (used) from the change in:
Accounts receivable	(1,733)	(1,849)
Inventories	(2)	40
Prepaid expenses and other assets	(80)	(3,334)
Income taxes	4,566	(1,290)
Accounts payable	(828)	1,903
Deferred revenue	948	7,506
Other liabilities	1,090	66
Deferred rent	330	186

Net cash provided by operating activities	10,787	8,691

Cash flows from investing activities
Cash paid for acquisitions made in prior periods	--	(442)
Additions to property, plant and equipment	(2,992)	(2,893)
Proceeds from sale of property, plant and equipment	38	--

Net cash used in investing activities	(2,954)	(3,335)

Cash flows from financing activities:
Proceeds from exercise of stock options	12	1,060
Proceeds from issuance of debt	10,939	--
Principal payments on debt obligations	(16,989)	(4,165)

Net cash used in financing activities	(6,038)	(3,105)

Net increase in cash and cash equivalents	1,795	2,251
Cash and cash equivalents at beginning of period	8,585	6,077

Cash and cash equivalents at end of period	$10,380	$8,328

Supplemental disclosure of cash flow information
Cash paid for:
Interest	$389	$1,299

Income taxes	$579	$618

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